EXHIBIT 4.29

EXECUTION COPY

Dated 29 November 2010

THE ROYAL BANK OF SCOTLAND PLC

(on behalf of itself, the Transferors and the Contribution Party)

and

WORLDPAY (UK) LIMITED

and

WORLDPAY ECOMMERCE LIMITED

and

SHIP US BIDCO, INC

AMENDMENT AGREEMENT

In respect of the Transfer Agreement relating to the transfer of the companies and businesses comprising the point of sale, e-commerce gateway, merchant acquiring business and related payment processing business of The Royal Bank of Scotland plc, National Westminster Bank plc, Ulster Bank
Limited, Ulster Bank Ireland Limited, Citizens Financial Group, Inc, and RBS Netherlands Holdings
BV. including the contribution of such business operated by National Westminster Bank plc in satisfaction of a proposed dividend in specie dated 6 August 2010

Linklaters

Linklaters LLP
One Silk Street
London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222

This Amendment Agreement is made on 29 November 2010 between:

(1)
THE ROYAL BANK OF SCOTLAND plc, a company incorporated in Scotland (registered no SC090312) whose registered office is at 36 St Andrew Square, Edinburgh EH2 2YB (on behalf of itself, the Transferors and the Contribution Party) (“RBS”);

(2)	WORLDPAY (UK) LIMITED, a company incorporated in England and Wales (registered no 07316500), whose registered office is at One South Place, London EC2M 2WG (the “Purchaser”);

(3)
WORLDPAY ECOMMERCE LIMITED, a private company limited by shares incorporated and registered in England and Wales with company number 07357615 having its registered office at One South Place, London EC2M 2WG, England; and

(4)
SHIP US BIDCO, INC, a private company limited by shares incorporated and registered in Delaware having its registered office at Corporation Service Company, 2711 Centreville Road, Suite 400, Wilmington, DC 19808, County of New Castle, United States of America (“Ship US Bidco”).

each being a “party” to this Agreement and together comprising the “parties” to this Agreement.

Whereas:

(A)
Pursuant to the Transfer Agreement, the Sellers agreed to transfer, and the Purchaser agreed to accept the transfer, of the Group Companies and Sale Businesses. In addition, NatWest agreed to transfer the Contribution Business in exchange for the Purchaser procuring the issue of Contribution Securities and Contribution Cash to the Contribution Party.

(B)
The Purchaser changed its name from Ship Bidco Limited to WorldPay (UK) Limited on 8 October 2010. The Purchaser notified RBS on 9 November 2010 that Ship e-Commerce Limited (now renamed WorldPay eCommerce Limited) and Ship US Bidco, were to be considered Relevant Purchasers for the purposes of the Transfer Agreement. It is proposed that Closing will take place on 30 November 2010;

(C)
The parties now wish to amend the Transfer Agreement in order to reflect changes mutually agreed between the parties. Pursuant to Clause 16.6 (variation) of the Transfer Agreement, RBS may sign a variation on behalf of the Transferors and the Contribution Party.

It is agreed as follows:

1	Interpretation and definitions

1.1	Interpretation

1.1.1
Words and expressions defined, and the rules as to interpretation set out, in the Transfer Agreement have the same meanings and application in this Amendment Agreement unless the context otherwise requires.

1.1.2	References to this Amendment Agreement shall include any Recitals to it.

1.1.3	All headings and titles are for convenience only. They are to be ignored in the interpretation of this Agreement.

1.2	Definitions

Also in this Amendment Agreement:

“Transfer Agreement” means the Transfer Agreement relating to the transfer of the companies and businesses comprising the point of sale, e-commerce gateway, merchant acquiring business and related payment processing business of The Royal Bank of Scotland plc, National Westminster Bank plc, Ulster Bank Limited, Ulster Bank Ireland Limited, Citizens Financial Group, Inc. and RBS Netherlands Holdings BV including the contribution of such business operated by National Westminster Bank plc in satisfaction of a proposed dividend in specie entered into between the Transferors, the Contribution Party and the Purchaser dated 6 August 2010.

2	Amendment and Effectiveness

In consideration of the mutual undertakings and agreements given by each party and set out in this Amendment Agreement, the parties agree that the terms of the Transfer Agreement will be amended in accordance with the provisions of this Amendment Agreement with effect from the date of this Amendment Agreement (unless specifically stated otherwise herein) and references in the Transfer Agreement to “this Agreement” shall be deemed to be references to the Transfer Agreement as amended by this Amendment Agreement.

3	Amendments

3.1	Transfer of Business situated in Ireland

3.1.1	The definition of “Cash Consideration” shall be deleted and replaced with the following:

“Cash Consideration” means an amount equal to the aggregate of (i) the Premium, plus (ii) the Net Asset Value, less (iii) the Contribution Securities Value less (iv) the Irish Consideration;”

3.1.2	The definition of “Premium” shall be deleted and replaced with the following:

“Premium” means, in relation to any Shares or Business, the amount determined pursuant to Schedule 8 or Schedule B as incorporated into the Irish Business Sale Agreement, being in aggregate *** (subject to Clause 8.2.3);”

3.1.3	The following definitions shall be added to Clause 1.1:

“Irish Business Sale Agreement” means the business sale agreement entered into between the Business Transferor and the Purchasers relating to the transfer of businesses situated in Ireland;”

“Irish Consideration” means the consideration to be paid by the Purchaser pursuant to the Irish Business Sale Agreement;”

3.1.4	Paragraph (iv) of the definition of “Business” in Clause 1.1 of the Transfer Agreement, shall be deleted it its entirety and replaced with the following:

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“in any case, excluding all Irish situate assets or businesses carried on by Ulster Bank Ireland Limited, Ulster Bank Limited, or any other Business Transferor,”

and “Businesses” means all of the Businesses taken together”;

3.1.5	The following shall be added as a new Clause 2.12

“2.12 Interaction with the Irish Business Sale Agreement

For the purpose of determining whether a cap or threshold has been reached in the particular circumstances as set out in the provisions of this Agreement, the parties will use the cumulative value derived from this Agreement and the Irish Business Sale Agreement.”

3.2	Morgan Falls

3.2.1	Clause 1.1

The following definition shall be added to Clause 1.1:

“Morgan Falls Break Fee Amount” means *** being the sterling equivalent of *** based on the Conversion Rate prevailing at 30 October 2010;”

3.2.2	Clause 1.1

The definition of “Required Separation Cash” shall be deleted and replaced with the following:

“Required Separation Cash” means *** minus: (i) the aggregate of all third party cash costs actually spent or incurred by the Group or the RBSG Group prior to Closing in respect of the pre-Closing Separation Obligations and the other items set out in the Separation Plan provided that such deduction shall not exceed ***; and (ii) the Morgan Falls Break Fee Amount;”

3.2.3	Schedule 3 Part 5

Paragraph 2.2.1 of Schedule 3, Part 5 shall be deleted and replaced with the following:

“2.2.1
to exercise the tenant’s break right contained in the Morgan Falls Lease and to satisfy the conditions in the Morgan Falls Lease relating 10 the exercise thereof (subject to approval of the contents of the break notice by the Purchaser, not to be unreasonably withheld or delayed) such that the Morgan Falls Lease will terminate on 31 August 2016;”

3.3	Clause 1.15

The definition of “Conversion Rate” within Clause 1.15 shall be deleted and replaced with the following:

“Conversion Rate” means the close spot mid-trade composite (London) rate for a transaction between the two currencies in question as quoted on independent Reuters on the date immediately preceding the Relevant Date or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted;”

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

3.4	Clause 2.11

Clause 2.11 shall be deleted and replaced with the following:

“RBS shall, prior to Closing, spend *** in respect of Pre-Closing US Separation Costs, provided that where the Joint Implementation Committee (acting reasonably) determines that any individual cost item comprised in the Pre-Closing US Separation Costs may be undertaken as effectively at a lower cost, and is so undertaken, then the sum of *** shall be reduced by any savings so effected. Notwithstanding Clause 2.3.2(iii), the Transferors shall procure that an amount equal to *** (which represents the value not spent in respect of Pre-Closing US Separation Costs in accordance with this Clause) in respect of Pre-Closing US Separation Costs is transferred in freely accessible cash with the Businesses on Closing to the Purchaser.”

3.5	Clause 5.10

Clause 5.10 shall be deleted and replaced with the following:

“5.10 Capital Expenditure

The Transferors shall procure that the Group shall make all material planned capital expenditure payments comprised in the Required Capital Expenditure Amount.  Notwithstanding Clause 2.3.2(iii), to the extent that any material capital expenditure payments are not made in accordance with this Clause 5.10, the Transferors shall procure that an amount representing (i) the Required Capital Expenditure Amount less (ii) any capital expenditure payments made in accordance with this Clause 5.10, is transferred in freely accessible cash with the Businesses on Closing to the Purchaser.”

3.6	Clause 13.2

The following Clause 13.2.10 shall be added after Clause 13.2.9 and the current Clauses 13.2.10 and 13.2.11 shall be renumbered as new Clauses 13.2.11 and 13.2.12:

“13.2.10  carrying on or being engaged in: (i) the existing point of sale acquiring portfolio in respect of the PIN domestic scheme; and (ii) the existing e-commerce interbank scheme known as IDeal, in each case, in the Netherlands.”

3.7	Schedule 3 Part 4

The list of Business Licence Properties numbered 1 to 9 in Part 4 of Schedule 3 shall be deleted and replaced with the following:

“1.	94 Boulevard Haussman, Paris, France

2.	33 College Green Dublin

3.	Danesfort Stranmillis Road Belfast

4.	8th Floor, 50 Raffles Place, Land Tower, Singapore

5.	29 Calle Jose Ortega y Gassett, Madrid, Spain

6.	1 Strandvagen, Stockholm, Sweden

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

7.	Forthstone 56 South Gyle Crescent Edinburgh”

3.8	Schedule 6 paragraph 7

Paragraph 7 of Schedule 6 shall be deleted in its entirety and replaced with the following:

“7	Orphan Employees

7.1
If, at the date of this Agreement, there are employees who are wholly or mainly assigned to the Group Companies but who are not employed by a Group Company (“Orphan Employees”), the following provisions will apply:

7.1.1
The Transferors will use reasonable endeavours to procure that any Orphan Employees who are employed in the USA as at the date of this Agreement become employed by a Group Company prior to the Closing Date; and

7.1.2
The Purchaser will offer employment to any Orphan Employees employed at the date of this Agreement in Sweden or Germany (the “EMEA Orphans”), such offers to be made as soon as practicable and prior to Closing, and such employment to:

(i)	take effect from Closing; and

(ii)	be offered by the Purchaser on the same terms and conditions as apply to the EMEA Orphans as at the date of this Agreement.

7.2
The Transferors will use reasonable endeavours to procure that the Orphan Employees will waive any right to a redundancy or other severance payment in connection with the termination of their employment with the relevant employer of such employee. In the event that no waiver can be obtained and the relevant employer of any Orphan Employee pays to that employee any redundancy or other severance payment, the Purchaser will indemnify and keep indemnified (on an after-Tax basis) the Transferors and any relevant employer of such employees against all Losses incurred by the relevant employer in relation to such redundancy or severance arrangements.”

3.9	Schedule 9 paragraph 5.1

Paragraph 5.1 of Schedule 9 shall be deleted in its entirety and replaced with the following:

“5	Input VAT Recovery

5.1
The relevant Business Transferors shall, promptly and at least 5 Business Days before Closing and as far as reasonably practicable, use reasonable endeavours to provide the Purchaser with a list of the Relevant Business Assets, (where such information is reasonably available to the relevant Business Transferor) how long each Relevant Business Asset has been held by it and its net book value at the time of Closing (the “VAT Information”). Notwithstanding the foregoing, to the extent the VAT Information relates to those Relevant Business Assets which were acquired during the month in which Closing takes place, the relevant Business Transferors shall, in any event, provide such VAT Information no later than 12 Business Days following the end of such month, such VAT Information to be provided by the delivery of a spreadsheet similar to that supplied before Closing in relation to the Relevant Business Assets acquired during October 2010. For the avoidance of doubt, in the event that Closing takes place on 30 November 2010, the Business Transferors shall provide any VAT Information which relates to those Relevant Business Assets which were acquired during November 2010 on or before 16 December 2010.”

4	No Other Amendments

Save as amended by this Amendment Agreement, the provisions of the Transfer Agreement shall continue in full force and effect.

5	Third Party Rights

A person who is not a party to this Amendment Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

6	Counterparts

This Amendment Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Amendment Agreement by executing any such counterpart.

7	Governing Law

7.1
This Amendment Agreement and the documents to be entered into pursuant to it and any non-contractual obligations arising out of or in connection with this Agreement, save as expressly referred to therein, shall be governed by and construed in accordance with English law.

7.2
Each of the parties irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, which may arise out of or in connection with this Amendment Agreement and that accordingly any proceedings arising out of or in connection with this Amendment Agreement shall be brought only in such courts. Each of the parties irrevocably submits and agrees to submit to the jurisdiction of such courts and waives (and agrees not to raise) any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum or on any other ground.

7.3
Ship US Bidco hereby irrevocably appoints WorldPay (UK) Limited of One South Place, London, EC2M 2WG as its agent to accept service of process in England in any legal action or proceedings arising out of the Transfer Agreement or this Amendment Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by Ship US Bldco. Ship US Bidco agrees to inform the Seller in writing of any change of address of such process agent within 28 days of such change. If such process agent ceases to be able to act as such or to have an address in England, Ship US Bidco irrevocably agrees to appoint a new process agent in England acceptable to the Seller and to deliver to the Seller within 14 days a copy of a written acceptance of appointment by the process agent. Nothing in the Transfer Agreement or this Amendment Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

In witness whereof this Amendment Agreement has been duly executed.

SIGNED by on behalf of Royal Bank of Scotland plc (on behalf of itself, the Transferors and the Contribution Party)	/s/ Jennifer Hill

SIGNED by on behalf of WorldPay (UK) Limited	/s/ Robin Marshall /s/ Marco Compagnoni

SIGNED by on behalf of WorldPay eCommerce Limited	/s/ Robin Marshall /s/ Marco Compagnoni

SIGNED by on behalf of Ship US Bidco, Inc	/s/ Robin Marshall /s/ Marco Compagnoni